MOORES CANCER CENTER
UNIVERSITY OF CALIFORNIA, SAN DIEGO

Stephen B. Howell, M.D.
University of California, San Diego
3855 Health Sciences Drive
Mail code 0819
La Jolla, CA 92093-0819

Phone: (858) 822-1110
Fax: (858) 822-1111
E-mail: showell@ucsd.edu

BERKELEY . DAVIS . IRVINE . LOS ANGELES . RIVERSIDE . SAN DIEGO . SAN FRANCISCO . SANTA BARBARA . SANTA CRUZ

Sept. 28, 2009

Joseph Podolski, President
Paul Lammers, CEO
Repros Pharmaceuticals
2408 Timberloch Place, Suite B-7
The Woodlans, TX 77380

Dear Joe and Paul,

I am resigning as a member of the Board of Directors of Repros Pharmaceuticals effective immediately due to the inability of Repros to continue pursuit of oncology applications for Proellex at this time. It has been a pleasure working with you both and the other members of the Board and I wish you and the company the very best of good fortune going forward.

Sincerely,

Stephen B. Howell, M.D.

Professor of Medicine
Associate Director for Clinical Research
Moores Cancer Center
University of California, San Diego